Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Reports Record Cash Earnings in the Fourth Quarter 2011

LEAWOOD, KANSAS, USA - February 20, 2012 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports its full year and fourth quarter 2011 financial results.

Euronet reports the following consolidated results for the full year 2011:

•	Revenues of $1,161.3 million, a 12% increase from $1,038.2 million for 2010 (7% increase on a constant currency(1) basis).

•	Operating income of $79.1 million compared to $5.2 million for 2010.

•	Adjusted operating income(2) of $79.0 million, a 3% increase from $76.8 million for 2010 (3% decrease on a constant currency basis).

•	Adjusted EBITDA(3) of $150.2 million, a 5% increase from $143.6 million for 2010 (no increase on a constant currency basis).

•	Net earnings attributable to Euronet of $36.9 million or $0.71 diluted earnings per share (EPS), compared to a loss of $38.4 million or $0.75 diluted loss per share, for 2010.

•	Adjusted cash earnings per share(4) of $1.48, compared to $1.36 for 2010.

•	Transactions of 2,031 million, compared to 1,706 million for 2010.

Euronet reports the following consolidated results for the fourth quarter 2011:

•	Revenues of $319.4 million, a 13% increase from $283.8 million for the fourth quarter 2010 (15% increase on a constant currency basis).

•	Operating income of $23.0 million, compared to an operating loss of $49.8 million for the fourth quarter 2010.

•	Adjusted operating income of $23.0 million, a 6% increase from $21.8 million for the fourth quarter 2010 (8% increase on a constant currency basis).

•	Adjusted EBITDA of $41.7 million, a 6% increase from $39.5 million for the fourth quarter 2010 (9% increase on a constant currency basis).

•	Net income attributable to Euronet of $10.9 million or $0.21 diluted earnings per share, compared to a loss of $60.7 million or $1.19 diluted loss per share, for the fourth quarter 2010.

•	Adjusted cash earnings per share of $0.46, compared to $0.40 for the fourth quarter 2010.

•	Transactions of 550 million, compared to 475 million for the fourth quarter 2010.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am especially pleased that we posted record adjusted cash EPS in 2011 given the regulatory driven German ATM fee headwind we faced at the beginning of the year," stated Michael Brown, Euronet's Chairman and Chief Executive Officer. "The momentum of our nine percent growth in adjusted cash EPS in 2011 positions us well as we move into 2012."

"In the fourth quarter, all segments delivered solid results over the prior year in the face of regulatory, competitive and economic pressures," continued Mr. Brown. "The Money Transfer and epay Segments posted double digit growth in revenue, operating income and transactions for the quarter and the EFT Segment would have, if not for the fee reductions in Germany. I am proud of our teams around the world for their determination and resiliency in the face of adversity, and am looking forward to continued growth in 2012."

The fourth quarter adjusted cash earnings per share of $0.46 exceeded the Company's previously announced expectations as a result of favorable tax benefits stemming largely from tax planning initiatives, foreign country tax return true ups and a shift in mix of income to lower tax countries. This increase was somewhat offset by unfavorable foreign exchange rates compared to the dollar.

Segment and Other Results

The EFT Processing Segment reports the following results for the full year 2011:

•	Revenues of $199.3 million, a 2% increase from $194.9 million for 2010 (1% increase on a constant currency basis).

•	Operating income of $33.2 million, a 13% decrease from $38.1 million for 2010 (15% decrease on a constant currency basis).

•	Adjusted operating income of $32.9 million, a 14% decrease from $38.1 million for 2010.

•	Adjusted EBITDA of $54.0 million, a 6% decrease from $57.6 million for 2010 (8% decrease on a constant currency basis).

•	Transactions of 943 million, compared to 794 million for 2010.

•	ATMs operated of 14,224 as of December 31, 2011, compared to 10,786 as of December 31, 2010.

The EFT Processing Segment reports the following results for the fourth quarter 2011:

•	Revenues of $54.3 million, a 7% increase from $50.7 million for the fourth quarter 2010 (16% increase on a constant currency basis).

•	Operating income of $8.9 million, an 8% decrease from $9.7 million for the fourth quarter 2010 (2% decrease on a constant currency basis).

•	Adjusted EBITDA of $14.6 million, a 2% decrease from $14.9 million for the fourth quarter 2010 (5% increase on a constant currency basis).

•	Transactions of 257 million, compared to 210 million for the fourth quarter 2010.

The EFT Processing Segment's full year and fourth quarter 2011 revenues, operating income and adjusted EBITDA reflect the benefit of value added services, ATM growth in Poland, Romania, India, China and Pakistan together with savings from operating efficiencies. These increases were offset by the previously announced ATM fee reductions in Germany and Poland. To illustrate the significance of the EFT Segment's accomplishments in overcoming these fee reductions, removing the net impact of the decline in ATM fees from the segment's 2011 results would have resulted in improved revenue, operating income and adjusted EBITDA of 11%, 23% and 18%, respectively, compared to the prior year.

Transaction growth of 19% for the full year and 22% for the fourth quarter was primarily attributable to ATM expansion in India, entry into Pakistan, and growth of the European cross-border acquiring business. Transaction growth outpaced revenue growth due to the shift in transaction mix to lower yielding transactions in India and the European cross-border acquiring business, combined with the impact of fee reductions in Germany.

The epay Segment reports the following results for the full year 2011:

•	Revenues of $677.1 million, a 13% increase from $598.8 million for 2010 (7% increase on a constant currency basis).

•	Operating income of $56.8 million, compared to an operating loss of $24.1 million for 2010.

•	Adjusted operating income of $57.0 million, a 20% increase from $47.5 million for 2010 (14% increase on a constant currency basis).

•	Adjusted EBITDA of $75.5 million, an 18% increase from $64.1 million for 2010 (12% increase on a constant currency basis).

•	Transactions of 1,064 million, compared to 891 million for 2010.

•	Point of sale ("POS") terminals of approximately 615,000 as of December 31, 2011, compared to approximately 563,000 as of December 31, 2010.

•	Retailer locations of approximately 293,000 as of December 31, 2011, compared to approximately 276,000 as of December 31, 2010.

The epay Segment reports the following results for the fourth quarter 2011:

•	Revenues of $191.2 million, a 14% increase from $167.9 million for the fourth quarter 2010 (15% increase on a constant currency basis).

•	Operating income of $16.9 million, compared to an operating loss of $57.7 million for the fourth quarter 2010.

•	Adjusted operating income of $16.9 million, a 22% increase from $13.9 million for the fourth quarter 2010 (22% increase on a constant currency basis).

•	Adjusted EBITDA of $22.1 million, a 20% increase from $18.4 million for the fourth quarter 2010 (21% increase on a constant currency basis).

•	Transactions of 286 million, compared to 260 million for the fourth quarter 2010.

For the full year 2011, revenue, operating income and transaction growth in the epay segment was primarily due to the full year impact of epay Brazil acquired in September 2010, the September 2011 acquisition of cadooz, a leading voucher, rewards and incentive provider in Germany, and increased transaction volume from non-mobile content, primarily in Germany. These increases were partially offset by a decline in transactions stemming from competitive pressures and certain key retailers going direct with mobile operators in the Australian market. Transaction growth outpaced revenue due to a greater mix of lower-yielding transactions in India and the Middle East.

Fourth quarter 2011 growth in revenue, operating income and transactions was also attributed to expansion of non-mobile content, particularly in Germany, and the cadooz acquisition in September 2011. These increases were tempered by volume declines in Australia as described above and in Brazil where a certain mobile operator is modifying its distribution strategy.

The Money Transfer Segment reports the following results for the full year 2011:

•	Revenues of $285.3 million, a 17% increase from $244.7 million for 2010 (13% increase on a constant currency basis).

•	Operating income of $17.1 million, a 29% increase from $13.3 million for 2010 (20% increase on a constant currency basis).

•	Adjusted EBITDA of $37.5 million, an 11% increase from $33.8 million for 2010 (6% increase on a constant currency basis).

•	Total transactions of 24.3 million, compared to 21.1 million for 2010.

•	Network locations of approximately146,000 as of December 31, 2011, compared to approximately 110,000 as of December 31, 2010.

The Money Transfer Segment reports the following results for the fourth quarter 2011:

•	Revenues of $74.0 million, a 13% increase from $65.4 million for the fourth quarter 2010.

•	Operating income of $4.5 million, a 15% increase from $3.9 million for the fourth quarter 2010.

•	Adjusted EBITDA of $9.4 million, a 2% increase from $9.2 million for the fourth quarter 2010.

•	Total transactions of 6.6 million, compared to 5.6 million for the fourth quarter 2010.

Foreign exchange rates did not have a material impact on the fourth quarter 2011 money transfer segment results.

Revenue, operating income and adjusted EBITDA for the Money Transfer Segment grew for both the fourth quarter and full year 2011, compared to the same periods in the prior year. The increase was driven by double-digit percentage growth in total transactions, reflecting the segment's continued focus on expanding origination and payout networks in new and existing markets. The segment also benefited from certain intangible assets being fully amortized, which was partially off-set by a weakening European economy and increased operating costs associated with store and agent expansion.

For the year, total money transfers grew 10% over 2010, including 6% from the U.S. and 16% from non-U.S. markets. Non-money transfer transactions, such as prepaid mobile top-up, check cashing and bill payment increased 43% over 2010. For the fourth quarter 2011, total money transfers grew 11% over the fourth quarter 2010, including 11% from the U.S. and 10% from non-U.S. markets. Non-money transfer transactions grew 84% over the fourth quarter 2010. Transfers from the U.S. to Mexico grew 1% for the full year and 10% for the fourth quarter 2011, compared to the same periods in the prior year, indicating the long anticipated recovery of this important corridor.

Corporate and other reported $28.0 million of expense for 2011 compared to $22.1 million for 2010. Fourth quarter 2011 operating expense was $7.3 million compared to $5.7 million for the fourth quarter 2010. The increase in year-over-year corporate expense is attributable to higher stock and cash-based incentive compensation expense and professional fees.

Balance Sheet and Financial Position
The Company's unrestricted cash on hand was $170.7 million as of December 31, 2011, compared to $180.9 million as of September 30, 2011 and total indebtedness was $338.8 million as of December 31, 2011, compared to $322.5 million as of September 30, 2011. The decrease in cash of $10.2 million from September 30, 2011 was primarily the net result of fourth quarter acquisitions in Poland and Romania, cash settlement of common stock and convertible bond repurchase commitments at the end of the third quarter offset by cash flows from operations. Total debt increased $16.3 million, primarily to fund year-end Money Transfer Segment cash requirements and capital leases for additional ATMs, or replacement of obsolete ATMs, in Europe.

Other Items
On January 23, 2012, the Company reported a criminal computer security breach of a portion of its European business in late 2011 that comprises less than 5% of the Company's transaction volume, revenue and operating income. The Company took immediate and aggressive measures to ensure the breach was contained and there have been no reports of losses incurred by card issuers since mid-December. The full year and fourth quarter 2011 results include approximately $0.4 million in expenses associated with the Company's response. No claims or losses have been asserted against the Company to date. The Company maintains insurance to limit the financial exposure for response costs, losses by card issuers, fines or penalties from such incidents and does not expect the net financial impact of future costs to be material.

Guidance
The Company currently expects adjusted cash earnings per share for the first quarter 2012 to be approximately $0.33, assuming foreign currency rates remain stable through the end of the quarter.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding goodwill impairment charges, changes in the value of acquisition contingent consideration and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation expenses, goodwill impairment charges and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(4) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on Tuesday, February 21, 2012, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com or http://ir.euronetworldwide.com. Participants should go to the website at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. An audio replay of the event will also be available by dialing 855-859-2056 (USA) or +1-404-537-3406 (non-USA). The replay passcode is 48605420. The call and webcast replays will be available for one month and one year, respectively.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 14,224 ATMs, approximately 57,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 32 countries; card software solutions; a prepaid processing network of approximately 615,000 POS terminals at approximately 293,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 146,000 locations serving 136 countries. With corporate headquarters in Leawood, Kansas, USA, and 47 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company's products and services; foreign currency exchange fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

Statements contained in this release that relate to the future resolution of matters relating to the late 2011 security breach are also forward-looking statements.  The actual financial consequences to Euronet of that breach may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including the following: the amount actual losses or liabilities that will be asserted by card associations are currently unknown and may be larger than currently anticipated; other costs, penalties and fines incurred by the Company may be greater than currently anticipated; the Company's insurance coverage may be insufficient to cover all costs, losses and liabilities; and the Company may suffer harm to its reputation and existing and prospective customer relationships as a result of the security breach.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$1,161.3	$1,038.2	$319.4	$283.8

Operating expenses:
Direct operating costs	740.7	675.5	203.9	181.4
Salaries and benefits	168.6	136.3	44.4	37.7
Selling, general and administrative	112.5	92.8	32.2	28.5
Impairment of goodwill	—	70.9	—	70.9
Depreciation and amortization	60.4	57.5	15.9	15.1
Total operating expenses	1,082.2	1,033.0	296.4	333.6
Operating income (loss)	79.1	5.2	23.0	(49.8)

Other income (expense):
Interest income	5.7	3.3	1.4	1.3
Interest expense	(21.5)	(20.5)	(5.8)	(5.4)
Income from unconsolidated affiliates	1.9	1.4	0.4	0.4
Gain on settlement	1.0	3.1	—	—
Loss on early retirement of debt	(1.9)	—	—	—
Foreign exchange loss, net	(1.6)	(7.6)	(2.7)	(2.2)
Total other expense, net	(16.4)	(20.3)	(6.7)	(5.9)
Income (loss) before income taxes	62.7	(15.1)	16.3	(55.7)

Income tax expense	(24.7)	(22.9)	(5.3)	(5.7)

Net income (loss)	38.0	(38.0)	11.0	(61.4)
Net income attributable to noncontrolling interests	(1.1)	(0.4)	(0.1)	0.7
Net income (loss) attributable to Euronet Worldwide, Inc.	$36.9	$(38.4)	$10.9	$(60.7)

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Earnings (loss) per share	$0.71	$(0.75)	$0.21	$(1.19)

Diluted weighted average shares outstanding	51,729,513	50,857,182	51,185,879	50,840,554

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2011	December 31,
	(unaudited)	2010

ASSETS
Current assets:
Cash and cash equivalents	$170.7	$187.2
Restricted cash	73.3	108.7
Inventory - PINs and other	98.8	97.2
Trade accounts receivable, net	349.5	288.8
Other current assets, net	61.7	46.1

Total current assets	754.0	728.0

Property and equipment, net	102.9	91.5
Goodwill and acquired intangible assets, net	588.5	541.5
Other assets, net	60.9	48.4

Total assets	$1,506.3	$1,409.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$601.6	$566.5
Short-term debt obligations	172.9	4.9

Total current liabilities	774.5	571.4

Debt obligations, net of current portion	161.7	286.1
Capital lease obligations, net of current portion	4.2	2.4
Deferred income taxes	26.0	22.0
Other long-term liabilities	13.2	8.6

Total liabilities	979.6	890.5

Equity	526.7	518.9

Total liabilities and equity	$1,506.3	$1,409.4

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted Operating Income (Loss)
(unaudited - in millions)

	Twelve months ended December 31, 2011

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$38.0

Add: Income tax expense					24.7
Add: Total other expense, net					16.4

Operating income (loss)	$33.2	$56.8	$17.1	$(28.0)	79.1

Adjust: Change in the value of acquisition contingent consideration	(0.3)	0.2	—	—	(0.1)

Adjusted operating income (loss) (1)	32.9	57.0	17.1	(28.0)	79.0

Add: Depreciation and amortization	21.1	18.5	20.4	0.4	60.4
Add: Share-based compensation	—	—	—	10.8	10.8

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$54.0	$75.5	$37.5	$(16.8)	$150.2

	Twelve months ended December 30, 2010

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(38.0)

Add: Income tax expense					22.9
Add: Total other expense, net					20.3

Operating income (loss)	$38.1	$(24.1)	$13.3	$(22.1)	5.2

Add: Impairment charges	—	70.9	—	—	70.9
Add: Change in the value of acquisition contingent consideration	—	0.7	—	—	0.7

Adjusted operating income (loss) (1)	38.1	47.5	13.3	(22.1)	76.8

Add: Depreciation and amortization	19.5	16.6	20.5	0.9	57.5
Add: Share-based compensation	—	—	—	9.3	9.3

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$57.6	$64.1	$33.8	$(11.9)	$143.6

(1) Adjusted EBITDA and adjusted operating income are non-GAAP measures that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted Operating Income (Loss)
(unaudited - in millions)

	Three months ended December 31, 2011

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$11.0

Add: Income tax expense					5.3
Add: Total other expense, net					6.7

Operating income (loss)	$8.9	$16.9	$4.5	$(7.3)	23.0

Add: Depreciation and amortization	5.7	5.2	4.9	0.1	15.9
Add: Share-based compensation	—	—	—	2.8	2.8

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$14.6	$22.1	$9.4	$(4.4)	$41.7

	Three months ended December 30, 2010

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(61.4)

Add: Income tax expense					5.7
Add: Total other expense, net					5.9

Operating income (loss)	$9.7	$(57.7)	$3.9	$(5.7)	(49.8)

Add: Impairment charges	—	70.9	—	—	70.9
Add: Change in the value of acquisition contingent consideration	—	0.7	—	—	0.7

Adjusted operating income (loss) (1)	9.7	13.9	3.9	(5.7)	21.8
Add: Depreciation and amortization	5.2	4.5	5.3	0.1	15.1
Add: Share-based compensation	—	—	—	2.6	2.6

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$14.9	$18.4	$9.2	$(3.0)	$39.5

(1) Adjusted EBITDA and Adjusted Operating Income (loss) are a non-GAAP measures that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss) attributable to Euronet Worldwide, Inc.	36.9	(38.4)	10.9	(60.7)
Convertible debt interest, net of tax (2)	—	—	3.5	3.5

Income (loss) applicable for common shareholders	36.9	(38.4)	14.4	(57.2)

Foreign exchange loss, net of tax	1.4	7.4	2.7	2.2
Intangible asset amortization, net of tax	17.8	18.6	4.7	4.8
Share-based compensation, net of tax	10.2	8.6	2.6	2.2
Impairment of goodwill, net of minority interest	—	70.2	—	70.2
Non-cash 3.5% convertible debt accretion interest, net of tax	7.6	7.1	—	—
Change in value of acquisition contingent consideration	(0.1)	0.7	—	0.7
Gain on settlement	(1.0)	(3.1)	—	—
Loss on early retirement of debt	1.9	—	—	—
Non-cash GAAP tax expense (benefit)	2.6	0.2	1.1	(0.3)

Adjusted cash earnings (1)	$77.3	$71.3	$25.5	$22.6

Adjusted cash earnings per share - diluted (1)	$1.48	$1.36	$0.46	$0.40

Diluted weighted average shares outstanding	51,729,513	50,857,182	51,185,879	50,840,554

Effect of assumed conversion of convertible debentures (2)	—	2,699	4,235,136	4,323,130
Incremental shares from assumed conversion of stock options and restricted stock	—	864,566	—	935,899
Effect of unrecognized share-based compensation on diluted shares outstanding	596,625	778,154	564,378	682,484
Adjusted diluted weighted average shares outstanding	52,326,138	52,502,601	55,985,393	56,782,067

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.

(2) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the periods presented, certain issuances were dilutive to the Company's adjusted cash earnings per share for the periods presented. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.